Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 33-45393) of First Merchants Corporation (the “Corporation”) of our report dated March 16, 2009 on the consolidated financial statements of the Corporation as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and on our report on the effectiveness of internal control over financial reporting of the Corporation as of December 31, 2008, which reports are included in the Corporation’s Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts.”

/s/ BKD, LLP

Indianapolis, Indiana

August 19, 2009